Consent of Independent Registered Public Accounting Firm

The Board of Directors Li-Cycle Holdings Corp.
We consent to the use of our report dated March 15, 2024 with respect to the consolidated financial statements of Li-Cycle Holdings Corp. (the “Entity”) which comprise the consolidated balance sheet the Entity as of December 31, 2023, the related consolidated statements of operations and comprehensive loss, consolidated statement of equity, and cash flows for the year ended December 31, 2023, and the related notes, which are included in this Annual Report on Form 10K of the Entity for the fiscal year ended December 31, 2024.

/s/ KPMG LLP March 31, 2025 Vaughan, Ontario